EXHIBIT 99.1

Video Release -- 3D Systems Acquires Medical Modeling

- Combination creates the largest 3D printing personalized surgery and medical device service and product capability
- Delivers the only integrated 3D modeling-to-printing capability available in both direct metals and biocompatible plastics, a system producing many FDA-cleared devices today

ROCK HILL, S.C., April 2, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced that it acquired Medical Modeling Inc., a leading provider of personalized surgical treatments and patient specific medical devices, including virtual surgical planning and clinical transfer tools, using 3D modeling and printing that is rapidly changing how reconstructive surgery is done today. The company expects this acquisition to be immediately accretive to its net income.

A video accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=24524

Based in Golden, Colorado, Medical Modeling pioneered the field of 3D printing-centric personalized surgery and patient-specific medical device solutions with FDA-cleared manufacturing processes and world-class expertise, providing help on tens of thousands of patient cases for surgical planning tools, implants and other design services. 3DS also announced today that it plans to consolidate all of its healthcare activities into a single unit under the leadership of former Medical Modeling President, Andy Christensen, who was named 3DS' Vice President, Personalized Surgery and Medical Devices.

"We are thrilled to become part of 3DS," said Andy Christensen, President, Medical Modeling. "We already use most of 3DS' leading professional design-to-manufacturing tools including its Geomagic® Freeform® modeling software and haptic tools and advanced manufacturing Stereolithography and ColorJet Printing professional-grade 3D printers," continued Christensen. "Working with surgeons around the world on tens of thousands of patient cases gives us a unique perspective on surgical planning opportunities that, together with 3DS technology platform and resources, could accelerate our global growth and enhance overall patient outcomes."

Medical Modeling delivers Virtual Surgical Planning (VSP®), a service-based approach to personalized surgery that combines expertise in medical imaging, surgical simulation and additive manufacturing. This allows surgeons access to the most up-to-date toolbox for today's most challenging head and neck surgical procedures. VSP combines a detailed virtual surgical plan with custom-engineered instrumentation to ensure surgical success. Patented and clinically tested technology is available to aid surgeries ranging from trauma reconstruction of the facial skeleton to guidance of fibula-free grafts to more routine orthognathic surgeries.

Dr. Oren Tepper, at the Montefiore Medical Center, used Medical Modeling's VSP to perform a surgery on a small child who would normally have to wait 6 years until she was big enough for the operation. When she was born, Jayla Varga's jaw was no bigger than her mother's thumb, so small it pushed her tongue against her throat, preventing her from breathing or swallowing properly.

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"The combination of our rapidly growing healthcare business with Medical Modeling's expanding range of products and services creates the largest 3D printing based personalized surgery and patient specific medical device service capabilities available today," said Avi Reichental, 3DS President and CEO. "By leveraging our collective expertise, technologies and channels under the capable leadership of Andy Christensen, we plan to deliver an expanding range of direct metal and plastic medical devices designed to address this rapidly expanding opportunity."

Watch Avi Reichental and Andy Christensen discussing personalized surgery and patient specific medical devices and the acquisition here.

About 3D Systems Corporation

3D Systems is a leading provider of 3D printing centric design-to-manufacturing solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike in materials including plastics, metals, ceramics and edibles. The company also provides integrated 3D scan-based design, freeform modeling and inspection tools. Its products and services replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.
  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.
  3DS invented the Color-Jet-Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.
  3DS invented Multi-Jet-Printing (MJP) printers and was the first to commercialize it in 1996.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3DSystems.com.

About Medical Modeling

Medical Modeling was founded on the idea that medical imaging studies should not only be used for diagnosis but that they should drive clinical treatment. This principle has propelled development of world-leading surgical planning and clinical transfer tools, which guide how reconstructive surgery is done today. The company has worked with surgeons around the world on tens of thousands of patient cases, giving it a unique perspective on surgical planning and common challenges faced by surgical teams every day. The company has used that knowledge to further its product line into new and exciting areas, including VSP® (Virtual Surgical Planning) and creation of additively manufactured implant constructs.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com